Exhibit 99

For Immediate Release News Release

Contact:

Bill Smith

The Aristotle Corporation

Phone: (203) 358-8000

THE ARISTOTLE CORPORATION ANNOUNCES MANAGEMENT CHANGES

Stamford, CT, September 20, 2002 -- The Aristotle Corporation (NASDAQ: ARTL; ARTLP) announced today that John J. Crawford has informed the Board of Directors that he will retire as an officer of the Company at the end of the year. Mr. Crawford will remain as a member of the Board and of the Executive Committee, which will be responsible for the supervision of the Company. Steven B. Lapin will continue as President and Chief Operating Officer of Aristotle.

Aristotle also announced that the Board of Directors elevated Dean Johnson to the position of Aristotle's CFO, replacing Paul McDonald who has resigned effective October 4, 2002. Mr. Johnson has been CFO of Aristotle's Nasco division since 1997 and will also continue in that capacity. Aristotle merged with Nasco International, Inc. in June 2002. In addition, the Board promoted W. Philip Niemeyer to the position of President of the Nasco division, replacing Richard Ciurczak who left Nasco earlier this year. Mr. Niemeyer has been with Nasco in various capacities for 30 years and executive vice president in charge of Nasco's principal operations since 1988. Mr. Niemeyer is also Vice President of Production Coordination of Aristotle. Messrs. Niemeyer and Johnson will remain at Nasco's headquarters in Fort Atkinson, WI.

About Aristotle

The Aristotle Corporation, headquartered in Stamford, CT, is a leading manufacturer and global distributor of education, health and agriculture products. A selection of more than 80,000 items are offered, primarily through catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the Triarco, Summit Learning, Hubbard Scientific, Scott Resources, and Spectrum Education brands. Products include educational materials and supplies for substantially all K-12 grade curricula, molded plastics, biological materials and items for the agriculture, senior care and food industries. Simulaids, Inc. (established in 1963), an Aristotle subsidiary, combines with Nasco to offer simulation kits and manikins used for training in cardiopulmonary resuscitation, and the fire and emergency rescue and patient care fields. Aristotle has approximately 750 employees at its operations in Fort Atkinson, WI; Chippewa Falls, WI; Modesto, CA; Fort Collins, CO; Plymouth, MN; Woodstock, NY; and Aurora, Ontario, Canada. For more information, please visit Aristotle's website at www.aristotlecorp.net.

There are outstanding approximately 17 million shares of Aristotle common stock (NASDAQ: ARTL) and 1 million shares of 11%, cumulative, convertible, voting, Series I preferred stock (NASDAQ: ARTLP); there are also outstanding approximately 11 million privately-held shares of 12%, cumulative, non-convertible, non-voting, Series J preferred stock. Aristotle has about 4,000 stockholders of record.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate one or more additional acquisitions; (iii) Aristotle's ability to manage Nasco, Simulaids, Safe Passage and any other acquired or to be acquired companies; (iv) the ability of Aristotle to retain and utilize its net operating tax loss carry forward position; and (v) general economic conditions. As a result, Aristotle's future development efforts involve a high degree of risk. For further information, please see Aristotle's filings with the Securities and Exchange Commission, including its periodic reports on Forms 10-K and 10-Q and its current reports on Form 8-K.